EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2005, except as to Notes 3, 16 and 17, for which the date is September 7, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of 3M Company, which appears in 3M Company’s Current Report on Form 8-K dated September 7, 2005.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 7, 2005